UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2024

Quantum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13449	94-2665054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 550 San Jose, CA		95110
(Address of principal executive offices)		(Zip Code)

(408) 944-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	QMCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2024, the Board of Directors (the “Board”) of Quantum Corporation (the “Company”), on the recommendation of the Corporate Governance and Nominating Committee of the Board, unanimously appointed John R. Tracy as a director and as a member of the Audit Committee of the Board, to be effective immediately following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024. Mr. Tracy was appointed to serve in such capacity until the Company’s 2024 annual meeting of stockholders or until his earlier resignation, removal or disqualification.

Mr. Tracy, age 59, most recently served as Executive Vice President and Chief Financial Officer at Verifone Systems, Inc., a payment system company, from February 2019 until April 2024. Prior to that, from November 2017 to November 2019, Mr. Tracy served as Senior Director at Pine Hill Group, an accounting and transaction advisory firm. From July 2015 to October 2016, Mr. Tracy held the position of Senior Vice President of Finance for TiVo Inc. (formerly Rovi), a streaming entertainment content delivery service. Prior to that, he was Vice President of Finance and Chief Financial Officer for TE Connectivity Inc., a publicly-traded electronics connector and sensor manufacturer, from June 2013 to June 2015. He also served as Vice President and Corporate Controller at ConvaTec, a publicly-traded medical products and technology company, from October 2012 to June 2013. Mr. Tracy also held various senior finance roles at Motorola Inc. and its subsidiaries. Mr. Tracy received a Bachelor of Science degree in Accounting from Rider University and a Masters of Science in Taxation from Fairleigh Dickinson University.

Mr. Tracy will participate in the Company’s standard compensation program for outside directors described in the Company’s proxy statement. The standard annual cash retainer for outside directors of the Company is $50,000 per year with additional smaller amounts for committee service. In connection with each of their appointment to the Board, Mr. Tracy executed an offer letter, a copy of which is filed herewith as Exhibit 10.1 (the “Offer Letter”), the Company’s standard director indemnification agreement, and the Company’s standard Amended and Restated Director Change in Control Agreement, copies of which have been previously filed with the Securities and Exchange Commission. The Offer Letter contemplates that the Company will grant him restricted stock units (“RSUs”) in accordance with the Company’s standard non-employee director equity compensation program. The number of RSUs to be awarded will be determined based on the Company’s closing stock price on the first trading day of the month following his appointment. The RSUs will vest upon the earlier of one year from the date of approval of the award or the next annual meeting of stockholders of the Company, subject to continued service on the Board.

There are no arrangements or understandings between Mr. Tracy and any other persons pursuant to which Mr. Tracy was appointed as a director of the Company and there are no transactions between Mr. Tracy and the Company that would be required to be reported under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Tracy and any director or executive officer of the Company.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1#	Offer Letter dated June 12, 2024 by and between the Company and John R. Tracy.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2024	QUANTUM CORPORATION

	By:	/s/ Brian E. Cabrera
	Name:	Brian E. Cabrera
	Title:	Senior Vice President, Chief Administrative Officer, and Corporate Secretary